Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-193899), Forms S-3/A (No. 333-265430 and 333-231412), and Forms S-8 (No. 333-283718, 333-251233, 333-152136, 333-140182, 333-183746, and 333-216098) of Evolution Petroleum Corporation (the “Company”), of our report dated September 17, 2025, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2025.

/s/ Baker Tilly US, LLP

Houston, Texas

September 17, 2025